Exhibit 99.1

OVERVIEW

Devcon International Corp. was incorporated in Florida in 1951 as Zinke-Smith, Inc. and adopted its present name in October 1971. Our stock has been publicly traded on the Nasdaq National Market System since March 1972. Today, Devcon is a holding company that has three major operating divisions: electronic security services, construction and materials.

Our electronic security services division provides electronic security services and related products to residential homes, financial institutions, industrial and commercial businesses and complexes, warehouses, facilities of government departments and healthcare and educational facilities (mostly in the Florida and New York metropolitan areas). Our construction and materials divisions, on the other hand, are based primarily in the Caribbean where our materials division produces and distributes ready-mix concrete, crushed stone, concrete block and asphalt and distributes bagged cement and our construction division performs site preparation work as a land development contractor.

Until 2004, our construction and materials divisions were our primary operations. Between 2002 and 2004, however, our management engaged in a review of strategic alternatives to enter into new lines of business that had a prospect of providing predictable, recurring revenue for our shareholders. This strategic review resulted in the following series of acquisitions which, together with divestitures of certain existing operations, allowed us to alter our operations so that our new primary focus is in the electronic security services industry:

•	July 30, 2004 acquisition of Security Equipment Company, Inc. (“Security Equipment”) serving, at the time we acquired it, approximately 5,200 customers in the Panhandle of Florida and the Greater Tampa Bay Area representing recurring monthly revenues, or RMR, of $128,000.

•	February 28, 2005 acquisition of the business of Starpoint Limited (“Starpoint”), a subsidiary of Adelphia Communications Corporation, serving, at the time we acquired it, approximately 52,700 customers in Florida and Buffalo, New York representing RMR of $1.15 million. On May 25, 2005, we sold the Buffalo operations of Starpoint for $1.83 million.

•	November 10, 2005 acquisition of Coastal Security Company (“Coastal”) serving, at the time we acquired it, approximately 165,000 customers, approximately 50,000 of which were retail and approximately 115,000 of which were wholesale, representing RMR, of $1.26 million; and

•	Currently pending acquisition of Guardian serving, at the time we acquired it, approximately 32,500 customers in Florida and the New York-metropolitan areas representing RMR of $1.42 million.

The Starpoint acquisition represented our initial entry into the industry, and we financed the transaction with the net proceeds of a sale of 2,000,000 units at $9.00 per unit to Coconut Palm Capital Investors I, Ltd., a private investors group, on July 30, 2004, which units consisted of one share of our common stock and warrants to purchase an additional two shares of our common stock, as well as cash available from a $35 million revolving credit facility provided by CIT Financial USA, Inc. (the “CIT Facility”), which facility was replaced in November 2005 by a $70 million revolving credit facility provided by CapitalSource Finance LLC (the “CapitalSource Revolving Facility”). We also used some of the cash available under the CapitalSource revolving credit facility, together with funds provided by a 120-day $8 million bridge loan (the “CapitalSource Bridge Loan”), to finance the Coastal acquisition. For further information on our indebtedness, see “Risk Factors”.

A summary of the transactions which accounted for the creation and growth of the electronic security services division is discussed under “Historical Overview of the Electronic Security Services Division” on page 17 below. Our electronic security services division, including our business strategy for growing this division, is discussed at further length under “Description of Business – Electronic Security Services Division” on page 24 below, and our construction and materials divisions are discussed at further length under “Description of Business — Constructions and Materials Divisions” on page 28 below.

RISK FACTORS

If any of the following risks actually occur, our business, consolidated financial condition and results of operations could be materially and adversely affected, the value of our stock could decline, and you may lose part or all of your investment. The risks and uncertainties described below are those that we currently believe may materially affect our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business operations.

Risk Factors Related to our Electronic Security Services Division

We intend to pursue a strategy of maintaining a strong regional presence and, as a result, experience significant growth, some of which may adversely affect our operating results, financial condition and existing business.

To date, we have acquired Security Equipment, Starpoint and Coastal and plan to continue to acquire additional electronic security service companies. Acquisitions can divert management’s attention and result in greater administrative burdens and operating costs and, to the extent financed with debt, additional interest costs. We may not be able to manage or integrate acquired companies or businesses successfully. The success of our acquisition strategy will depend on, among other things:

•	the availability of suitable candidates;

•	purchase price multiples which may escalate as a result of increased competition from other electronic security services companies for the purchase of available candidates;

•	our ability to value those candidates accurately and negotiate favorable terms for those acquisitions;

•	the availability of funds to finance acquisitions; and

•	the availability of management resources to oversee the integration and operation of the acquired businesses.

Financing for the acquisitions may come from several sources, including our existing cash on hand, the proceeds from the exercise of outstanding warrants, the incurrence of indebtedness or the issuance of additional common stock, preferred stock, debt (whether convertible or not) or other securities. The issuance of any additional securities could, among other things:

•	result in substantial dilution of the percentage ownership of our shareholders at the time of issuance;

•	result in the substantial dilution of our earnings per share;

•	adversely affect the prevailing market price for our common stock; and

•	result in increased indebtedness, which could negatively affect our liquidity and operating flexibility.

Our inability to continue to acquire businesses in the electronic security services business could have adverse consequences on our results of operations.

Due to the continuing consolidation of the security alarm monitoring industry and the acquisition by us and other alarm companies of a number of large portfolios of subscriber accounts, there may in the future be fewer large portfolios of subscriber accounts available for acquisition. We face competition for the acquisition of portfolios of subscriber accounts, and we may be required to offer higher prices for subscriber accounts we acquire in the future than we have offered in the past. A core component of our regional strategy is the acquisition of electronic security services businesses which will enable us to develop a leading regional presence in certain targeted markets and benefit from the increased brand recognition, maximization of market share and improved operating efficiencies that we believe will accompany this position. If we are unable to continue our acquisition program, we may be unable to achieve this regional presence in some or all of the markets we have targeted, which would have an adverse effect on our results of operations.

Integrating our acquired businesses may be disruptive to or cause an interruption of our business which could have a material adverse effect on our operating results and financial condition.

The process of integrating our acquired businesses may be disruptive to our business and may cause an interruption of, or a loss of momentum in, our business as a result of the following factors, among others:

•	Loss of key employees or customers;

•	Higher than expected account attrition;

•	Possible inconsistencies in standards, controls, procedures and policies among the combined companies and the need to implement company-wide financial, accounting, information and other systems;

•	Failure to maintain the quality of services that the companies have historically provided; and

•	The need to coordinate geographically diverse organizations.

These disruptions and difficulties, if they occur, may cause us to fail to realize the cost savings, revenue enhancements and other benefits from that integration and may cause material adverse short and long-term effects on our operating results and financial condition.

Failure to complete the acquisition of Guardian could adversely affect Devcon.

We may be unable to complete the Guardian acquisition. If the Guardian acquisition is not completed, we will have incurred substantial expenses in connection with the acquisition that we cannot recoup. Additionally, depending on the circumstances causing such termination, if the merger agreement governing the Guardian acquisition is terminated, we may be obligated to pay the other a termination fee of $3 million. See “The Guardian Acquisition” on page 20 below.

Completion of the acquisition of Guardian is subject to our ability to obtain financing.

If we are unable to procure financing on terms and conditions that we believe are reasonable, we would not be able to complete the acquisition of Guardian. Upon termination of the merger agreement, we are entitled to a return of the $3 million deposit paid by us upon execution of the merger agreement unless:

•	the merger has not been declared effective on or before 120 days after the date of the merger agreement, subject to some exceptions; or

•	any of our representations and warranties are untrue or inaccurate according to their terms or we have breached our covenants under the merger agreement.

In either of these events, Guardian retains the $3 million deposit and the deposit is credited against any damages Guardian sustains due to the termination of the merger agreement. Our loss of this $3 million deposit could have an adverse effect on our results of operations.

The completion of the acquisition of Guardian is subject to exemption or approval by the Federal Trade Commission under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, and failure to obtain this exemption or approval could cause us to fail to complete the acquisition of Guardian which, in turn, could adversely impact our ability to implement our regional presence expansion strategy.

Completion of the acquisition of Guardian is conditioned upon receiving exemption or approval by the Federal Trade Commission under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended. If we are unable to obtain this approval without the imposition of any adverse condition, the Guardian acquisition may not be completed. If we fail to complete the Guardian acquisition we will have incurred substantial expenses that we cannot recoup, and this failure could adversely impact our ability to implement our leading regional presence expansion strategy.

Inherent uncertainties associated with the acquisition of past or future acquisition candidates may cause us or the acquisition candidates to lose key employees.

Employees of a past or future acquisition candidate may experience uncertainty about their future roles with the surviving corporation. This uncertainty may adversely affect the surviving corporation’s ability to retain key management, sales and marketing personnel. Many of these employees may be critical to the business and operations of the surviving corporation. The loss of key personnel may imperil the acquisition of any such acquisition candidate or lead to disruptions of our operations. The loss of key personnel also could result in a loss of key information, expertise and know-how, which could result in future replacement costs associated with recruitment and training.

We may encounter difficulties implementing our business plan.

We expect that we will encounter challenges and difficulties in implementing our business plan. These challenges and difficulties relate to our ability to:

•	attract new customers and retain existing customers;

•	generate sufficient cash flow from operations or through additional debt or equity financings to support our regional growth strategy;

•	hire, train and retain sufficient additional financial reporting management, operational and technical employees; and

•	install and implement new financial and other systems, procedures and controls to support our regional growth strategy with minimal delays.

If we encounter greater than anticipated difficulties in integrating our electronic securities services division into our general corporate structure, it may be necessary to take additional actions, which could divert management’s attention and strain our operational and financial resources. We may not successfully address any or all of these challenges, and our failure to do so would adversely affect our business plan and results of operations, our ability to raise additional capital and our ability to achieve enhanced profitability.

Each of Security Equipment, Starpoint, Coastal, and Guardian operate on different technology platforms that will have to be integrated.

We plan to fully integrate the back-office software platforms for each of our acquired operations for standard processes, including accounts payable/receivable, human resources management, inventory management, customer service and other platforms to a single, unified platform. Each of Security Equipment, Starpoint, Guardian, and Coastal currently use a combination of different technology platforms for back-office support and alarm monitoring that will have to be integrated to most effectively integrate each of the companies. As with any technology switchover, we run the risk of potential operational challenges and service disruptions that could negatively impact our operations.

The development and recognition of our regional brand may not advance as quickly or as effectively as we anticipate.

Our regional growth strategy requires a recognized brand in the geographic areas in which we operate. In order to attract and retain the high quality customers we seek, we will have to develop and cultivate our brand. There is no guarantee that our brand will be adopted or recognized as a market leader in alarm monitoring services or as a regional brand. Even if the brand is cultivated effectively, it may require more time than we anticipate and may affect our further implementation of our growth strategy.

Our electronic security services operations are geographically concentrated making us vulnerable to economic and environmental risks inherent to those locations.

Our existing subscriber base is geographically concentrated predominantly in Florida and New York. Accordingly, our performance may be adversely affected by regional or local economic and environmental conditions, including weather conditions. Florida in particular is highly susceptible to the impact of hurricanes. Similarly, other unforeseen events, including war or terrorist activities could have a materially adverse effect on our results of operations.

We may from time to time make acquisitions in regions outside of our current operating area as part of our regional focus. The acquisition of companies in other regions, or in metropolitan areas in which we do not currently have subscribers, requires an investment by us. In order for us to expand successfully into a new area, we must acquire companies with a sufficient number and density of subscriber accounts in that area to support the investment. We may not be able to locate these opportunities or, even if we locate these opportunities, an expansion into these new geographic areas may not generate operating profits.

Our electronic security services division operates in a highly competitive environment and we may not be able to compete effectively for customers, causing us to lose all or a portion of our market share.

The electronic security services business in the United States is highly competitive. New competitors are continually entering the field. Competition is based primarily on price in relation to quality of service. Sources of competition in the electronic security services business are other providers of central monitoring services, local alarm systems and other methods of protection, such as manned guarding.

Our electronic security services division competes with other major firms which have substantial resources, including ADT Security Services, Inc. (a subsidiary of Tyco International Limited), Brinks Home Security, Protection One, and Honeywell Protection Services, a division of Honeywell, Inc., as well as many smaller regional and local companies. Many of these competitors are larger and have significantly greater resources than we do and may possess greater local market knowledge as well. We may not be able to continue to compete effectively for existing or potential customers, causing us to lose all or a portion of our market share.

Our electronic security services division is subject to significant government regulation and the failure to substantially comply with one or more of these regulations could adversely affect our electronic security services division’s business and results of operations.

Our electronic security services division’s operations are subject to a variety of federal, state, county and municipal laws, regulations and licensing requirements. The states in which we operate, as well as some local authorities, require us to obtain licenses or permits to conduct our security service business. In addition, there has been a recent trend on the part of municipalities and other localities to attempt to reduce the level of false alarms through various measures, such as licensing of individual alarm systems and the imposition of fines upon customers, revocation of licenses or non-response to alarms after a certain number of false alarms. While these statutes and ordinances have not had a material effect on our business operations to date, we are not able to predict whether these statutes or ordinances, or similar statutes or ordinances enacted by other jurisdictions, will adversely affect our business in the future. The alarm industry also is subject to the oversight and requirements of various insurance, approval, listing and standards organizations. Adherence to the standards and requirements of these organizations may be mandatory or voluntary depending upon the type of customer served, the nature of electronic security services provided and the requirements of governmental jurisdiction.

The nature of the services provided by our electronic security services division potentially exposes us to greater risks of liability for employee acts or omissions or product liability than may be inherent in many other service businesses.

Cyclical industry and economic conditions have affected and may continue to adversely affect the financial condition and results of operations of our electronic security services division.

The operating results of our electronic security services division may be affected adversely by the general cyclical pattern of the security services industry. Demand for security services is significantly affected by levels of commercial construction and consumer and business discretionary spending, which attrition would adversely affect our results of operations.

Our electronic security services division’s business is subject to attrition of subscriber accounts.

Our electronic security services division experiences attrition of subscriber accounts as a result of, among other factors, relocation of subscribers, adverse financial and economic conditions, and competition from other alarm service companies. In addition, our electronic security services division experiences attrition of newly acquired accounts to the extent that we do not integrate these accounts or do not adequately service those accounts or because of dissatisfaction with prior service. Attrition and an increase in attrition rates could have a material adverse effect on our revenues and earnings.

When acquiring accounts, we seek to withhold a portion of the purchase price as a partial reserve against subscriber attrition. If the actual attrition rate for the accounts acquired is greater than the rate assumed by us at the time of the acquisition, and we are unable to recoup our damages from the portion of the purchase price held back from the seller, such attrition could have a material adverse effect on our financial condition or results of operations. In addition, we may not be able to obtain purchase price holdbacks in future acquisitions, particularly acquisitions of large portfolios. Also, actual account attrition for acquired accounts may be greater than the attrition rate assumed or historically incurred by our electronic security services division.

The effects of gross subscriber attrition have historically been offset by adding new accounts from subscribers who move into premises previously occupied by prior subscribers and in which security alarm systems are installed, conversions of accounts that were previously monitored by other alarm companies to our monitoring services and accounts for which we obtain a guarantee from the seller that provides for us to “put” back to the seller canceled accounts. The resulting figure is used as a guideline to determine the estimated life of subscriber revenues. It is our policy to review periodically actual account attrition and, when necessary, adjust the remaining estimated lives of our purchased accounts to reflect assumed future attrition. If actual account attrition significantly exceeds assumed attrition and we have to shorten the period over which we amortize the cost of purchased subscriber accounts, it could have a material adverse effect on our results of operations and financial condition.

Our future success is dependent, in part, on key personnel and failure to retain these key personnel would adversely affect our operation.

The future success or our electronic security services division depends significantly upon the efforts of certain key management personnel, such as Stephen J. Ruzika, our Chief Executive Officer and President, and a small group of other significant employees who we employed in connection with our recent acquisitions of electronic security services businesses. The loss of the services of any of these officers or other key employees could materially and adversely affect our business as we would no longer be able to benefit from their knowledge, experience and guidance.

Declines in new construction may affect our sales.

Demand for electronic security monitoring services to detect intrusion and fire is tied, in part, to the new construction. The market for new construction and the real estate market in general are cyclical and, in the event of a decline in the market for new developments, it is likely that demand for our electronic security monitoring services to multi-family dwellings would also decline, which could negatively impact our results of operations.

Lower crime rates could have an adverse effect on our results of operations.

For the past several years crime rates have been dropping in the United States, particularly in the State of Florida. According to the Florida Department of Law Enforcement’s 2004 Annual Uniform Crime Report, Florida’s index crime rate has reached a 34-year low dropping by 6.0 percent in 2004, compared to 2003. Particularly relevant to our business is the decrease in the number of burglaries. While the number of homes and businesses with installed alarm systems has continued to increase even as crime rates have decreased, this may not continue to be the case. Any significant decrease in the number of homes and businesses installing new alarm systems could have a material adverse effect on our business.

Risk Factors Relating to our Business Generally

We are subject to significant debt and debt service obligations which could have an adverse effect on our results of operations.

On November 10, 2005, our subsidiaries which comprise our electronic security services division entered into the $70 million CapitalSource Revolving Facility and the 120-day $8 million CapitalSource Bridge Loan, the proceeds of which were used in part to pay down and cancel the $35 million CIT Facility and pay the purchase price of the Coastal acquisition. We also expect to use some of the funds available under the CapitalSource Revolving Facility to finance part of the Guardian acquisition. As a result, we are now incurring significant interest expense. The degree to which we are leveraged could have important consequences, including the following:

•	our ability to obtain additional financing in the future for capital expenditures, potential acquisitions, and other purposes may be limited or financing may not be available on terms favorable to us or at all;

•	a substantial portion of our cash flows from operations must be used to pay our interest expense and repay our debt, which reduces the funds that would otherwise be available to us for our operations and future business opportunities; and

•	fluctuations in market interest rates will affect the cost of our borrowings to the extent not covered by interest rate hedge agreements because our credit facilities bear interest at variable rates.

A default could result in acceleration of this indebtedness and permit our senior lenders to foreclose on our electronic security services assets. In addition, Devcon International Corp. has guaranteed the obligations evidenced by the $8 million CapitalSource Bridge Loan and has secured such obligations with a pledge of 65% of the capital stock of Bahamas Construction & Development, or BCD, and Antigua Masonry Products, or AMP, two of its subsidiaries. A default under either of the CapitalSource Revolving Facility or the CapitalSource Bridge Loan constitutes a default under the other debt instrument as well; however, Devcon International Corp. is obligated only with respect to the amounts owing under the bridge loan with recourse limited to the capital stock of BCD and AMP. As of the date of this confidential private placement memorandum, we had $54.9 million of borrowings outstanding under the CapitalSource Revolving Facility and the CapitalSource Bridge Loan remained outstanding.

The CapitalSource Revolving Facility and the CapitalSource Bridge Loan contains a number of covenants imposing restrictions on our electronic security services division’s ability to, among other things:

•	incur more debt;

•	pay dividends, redeem or repurchase stock or make other distributions or impair the ability of any subsidiary to make such payments to the borrower;

•	make acquisitions or investments;

•	revise existing capital structure or principal line of business;

•	use assets as security in other transactions;

•	enter into transactions with affiliates (including extending loans to employees);

•	engage in any sale-leaseback or synthetic lease transaction;

•	impair the terms of any material contract;

•	merge or consolidate with others;

•	dispose of assets or use asset sale proceeds;

•	guarantee obligations of another;

•	create liens on our assets; and

•	extend credit.

The CapitalSource Revolving Facility contains financial covenants that require our subsidiaries which comprise our electronic security services division to meet a number of financial ratios and tests. Failure to comply with the obligations in the CapitalSource Revolving Facility or in the CapitalSource Bridge Loan could result in an event of default, which, if not cured or waived, could permit acceleration of the indebtedness or of other indebtedness, including the indebtedness under the CapitalSource Bridge Loan, allowing our senior lenders to foreclose on our electronic security services assets and, to the extent the CapitalSource Bridge Loan is due, the capital stock of BCD and AMP to the extent needed to satisfy the amounts owed under the CapitalSource Bridge Loan.

If we do not successfully implement our business strategy, we may not be able to repay or refinance our debt.

We may not be able to successfully implement our business strategy or realize our anticipated financial results. Accordingly, our cash flows and capital resources may not be sufficient to pay the interest charges on and principal payments of our indebtedness. Failure to pay our interest expense or make our principal payments would result in a default. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, our substantial indebtedness could have important consequences to us and may, among other things:

•	limit our ability to obtain additional financing to fund our growth strategy, working capital, capital expenditures, debt service requirements or other purposes;

•	limit our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal payments and fund debt service requirements;

•	cause us to be unable to satisfy our obligations under our existing or new debt agreements;

•	make us more vulnerable to adverse general economic and industry conditions;

•	limit our ability to compete with others who are not as highly leveraged as we are;

•	limit our flexibility in planning for, or reacting to, changes in our business, industry and market conditions;

•	cause us to sell assets; and

•	cause us to obtain additional equity capital or refinance or restructure all or a portion of our outstanding debt.

In the event that we are unable to do so, we may be left without sufficient liquidity and may not be able to repay our debt. In that case, the lenders would be able to foreclose on our assets. Even if new financing is available, it may not be on terms that are acceptable to us.

Risk Factors Related to our Materials Division and Construction Division

We are seeking to sell our Materials Division and our Construction Division, including our Desalination Joint Venture, and we anticipate that the purchase price received for these assets may be significantly lower than the book value reflected on our financial statements, which would require us to incur a significant impairment charge.

In accordance with our strategy to alter our operations so that our new primary focus is in the electronic security services industry, we are seeking to sell certain subsidiaries and net assets that collectively comprise our Construction Division, including DevMat, our 80 percent owned desalination joint venture, and our remaining Materials operations (see “Divestiture of U.S. Virgin Islands Materials Operations” below). We believe the purchase price we may receive for these assets may be significantly lower than the book value reflected on our financial statements. Based upon receipt of this level of consideration, and whether or not we enter into any agreement with respect to such sale, we currently anticipate we will be recording a significant pre-tax impairment charge during the fourth quarter of 2005 to reduce these net assets to their estimated fair value less the costs estimated to be incurred in connection with the sale of the businesses. In accordance with SFAS No. 144 “Accounting the Impairment or Disposal of Long-Lived Assets”, these businesses will be shown as discontinued operations as of December 31, 2005.

We have identified material weaknesses in our internal control over financial reporting that may prevent us from being able to accurately report our financial results or prevent fraud, which could harm our business and operating results, the trading price of our stock and our access to capital.

In connection with the completion of its audit of, and the issuance of an unqualified report on, our consolidated financial statements for the fiscal year ended December 31, 2004, our independent registered public accounting firm, KPMG, LLP, communicated to our management and Audit Committee that certain matters involving our internal controls were considered to be “significant deficiencies”, as defined under the standards established by the Public Company Accounting Oversight Board. See “Item 9A - Controls and Procedures” of our Annual Report on Form 10-K and “Item 4 – Controls and Procedures” of our Quarterly Reports on Form 10-Q. Our independent registered public accounting firm informed our management and our Audit Committee that the combination of these significant deficiencies indicated that we did not have sufficient controls pertaining to the review and oversight of subsidiary financial results originating in our construction and materials divisions constituting material weaknesses in our internal controls over financial reporting.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we establish and maintain an adequate internal control structure and procedures for financial reporting and assess on an on-going basis the design and operating effectiveness of our internal control structure and procedures for financial reporting. We are committed to continuously improving our internal controls and financial reporting. Since July 2004, we have been working with consultants with experience in internal controls to assist management and the Audit Committee in reviewing our current internal controls structure with a view towards meeting the formalized requirements of Section 404 of the Sarbanes-Oxley Act.

However, to the extent our independent registered public accounting firm is required to provide an opinion as to the effectiveness of our internal controls, even if we are able to take remedial actions to correct the identified material weaknesses described above and any other material weaknesses identified as the evaluation and testing process is completed, there may be insufficient time for the remediated controls to be in operation to permit our independent registered public accounting firm to conclude that the remediated controls are effective. Thus, our independent registered public accounting firm would possibly provide an adverse opinion to the effect that our internal controls are ineffective as of the date of such evaluation, or may decline to issue an opinion as to the effectiveness of our internal controls.

If we are unable to conclude that our internal controls over financial reporting are effective at such time that we will be required to attest to them, or if our independent registered public accounting firm concludes that our internal controls are ineffective at such time, or is unable to conclude that our assessment is fairly stated or is unable to express an opinion on the effectiveness of our internal controls, our ability to obtain additional financing on favorable terms could be materially and adversely affected, which, in turn, could materially and adversely affect our business, our financial condition and the market value of our securities. In addition, if we are unable to conclude our internal controls or disclosure controls are effective at such time that we will be required to attest to them, current and potential stockholders could lose confidence in our financial reporting and our stock price could be negatively impacted.

We have settled a dispute with a vendor of ours in St. Martin; however, the terms of the settlement have not yet been fulfilled and it is possible that the vendor could still pursue a claim against us.

On July 25, 1995, our subsidiary, Societe des Carrieres de Grande Case, or SCGC, entered into an agreement with Mr. Fernand Hubert Petit, Mr. Francois Laurent Petit and Mr. Michel Andre Lucien Petit (collectively, “Petit”) to lease a quarry located in the French side of St. Martin. Another lease was entered into by SCGC on October 27, 1999 for the same and additional property. Another subsidiary of ours, Bouwbedrijf Boven Winden, N.A., or BBW, entered into a material supply agreement with Petit on July 31, 1995. This agreement was amended on October 27, 1999. Under the terms of this amendment, we became a party to the materials supply agreement.

In May 2004, we advised Petit that we would possibly be removing our equipment within the timeframes provided in its agreements and made a partial quarterly payment under the materials supply agreement. On June 3, 2004, Petit advised us in writing that Petit was terminating the materials supply agreement immediately because Petit had not received the full quarterly payment and also advised that it would not renew the 1999 lease when it expired on October 27, 2004. Petit refused to accept the remainder of the quarterly payment from us in the amount of $45,000.

Without prior notice to BBW, Petit obtained orders to impound BBW assets on St. Martin (the French side) and Sint Maarten (the Dutch side). The assets sought to be impounded include bank accounts and receivables. BBW has no assets on St. Martin, but approximately $341,000 of its assets were impounded on Sint Maarten. In obtaining the orders, Petit claimed that $7.6 million is due on the supply agreement (the full payment that would be due by us if the contract continued for the entire potential term and we continued to mine the quarry), $2.7 million is due for quarry restoration and $3.7 million is due for pain and suffering. The materials supply agreement provided that it could be terminated by us on July 31, 2004.

In February 2005, SCGC, BBW and Devcon entered into agreements with Petit, which provided for the following:

•	The purchase by SCGC of three hectares of partially mined land located within the quarry property previously leased from Petit for approximately $1.1 million;

•	A two-year lease of approximately 15 hectares of land (the “15 Hectare Lease”) on which SCGC operates a crusher, ready-mix concrete plant and aggregates storage at a cost of $100,000;

•	The granting of an option to SCGC to purchase two hectares of unmined property prior to December 31, 2006 for $2 million, payable $1 million on December 31, 2006 and $1 million on December 31, 2008, subject to the below terms:

•	In the event that SCGC exercises this option, Petit agrees to withdraw all legal actions against us and our subsidiaries;

•	In the event that SCGC does not exercise the option to purchase and Petit is subsequently awarded a judgment, SCGC has the option to offset approximately $1.2 million against the judgment amount and transfer ownership of the three hectare parcel purchased by SCGC as stated in 1. above back to Petit;

•	The granting of an option to SCGC to purchase five hectares of unmined land prior to June 30, 2010 for $3.6 million, payable $1.8 million on June 30, 2010 and $1.8 million on June 30, 2012; and

•	The granting of an option to SCGC to extend the 15 Hectare Lease through December 31, 2008 (with annual rent of $55,000) if the two hectares are purchased and subsequent extensions of the lease (with annual rent of $65,000) equal to the terms of mining authorizations obtained from the French Government agencies.

After conferring with our French counsel and upon review by management, we believe that we have valid defenses and offsets to Petit’s claims, including, among others, those relating to our termination rights and the benefit to Petit from us not mining the property. Based on the foregoing agreements and our review, management does not believe that the ultimate outcome of this matter will have a material adverse effect on our consolidated financial position or results of operations. At the time we exercise the options discussed above, we will obtain independent appraisals to determine the fair value of any non-cash consideration, including the exercise of the options discussed above, used in settlement of a judgment received by Petit, if any.

We have entered into transactions with our affiliates which result in conflicts of interests.

We have entered into a number of transactions with our affiliates, including an investment in the Caribbean involving companies in which certain of our officers and directors have an interest. Material transactions are disclosed in our audited consolidated financial statements and the periodic reports we file with the Securities and Exchange Commission. These transactions result in conflicts of interests. Our Audit Committee reviews and approves transactions between us and our affiliates, including our officers and directors. Our policy is that all of these transactions be reviewed and approved by the audit committee prior to completion. In addition, our Articles of Incorporation provide that no contract or other transaction between us and any other corporation shall in any way be invalidated by the fact that any of our directors are interested in or are directors or officers of the other party to the transaction.

We are subject to some risks due to the nature of our foreign operations.

The majority of our continuing operations in 2005 were conducted in foreign countries located in the Caribbean, primarily Antigua and Barbuda, Sint Maarten, St. Martin and the Bahamas. For the fiscal year ended December 31, 2004 and the nine months ended September 30, 2005, 82.6% and 68.9%, respectively, of our revenue was derived from foreign geographic areas. The risks of doing business in foreign areas include potential adverse changes in U.S. diplomatic relations with foreign countries, changes in the relative purchasing power of the U.S. dollar, hostility from local populations, adverse effects of exchange controls, changes in either import or export tariffs, nationalization, interest rate fluctuations, restrictions on the withdrawal of foreign investment and earnings, government policies against businesses owned by non-nationals, expropriations of property, the instability of foreign governments, any civil unrest or insurrection that could result in uninsured losses and other political, economic and regulatory conditions, risks or difficulties. Adverse changes in currency exchange rates or raw material commodity prices, both in absolute terms and relative to competitors’ risk profiles, could adversely impact our operations. We are not subject to these risks in Puerto Rico or the U.S. Virgin Islands since these are United States territories. We believe our most significant foreign currency exposure is the Euro. We are also subject to U.S. federal income tax upon the distribution of certain offshore earnings. Although we have not encountered significant difficulties in our foreign operations, we could encounter difficulties in the future.

Some of the contracts involved in our land development contracting business have fixed price terms which do not take into account unanticipated changes in production costs, which we would not be able to pass on to the customer.

We generally enter into either fixed-price contracts that provide for an established price that does not vary during the term of the contract or unit-price contracts under which our fee is based on the quantity of work performed. Fixed-price and unit-price contracts, involve inherent risks, such as unanticipated increases in the cost of labor and/or materials, subcontracts that were unexpected at the time of bidding, bidding errors, unexpected field conditions, adverse weather conditions, the inability of subcontractors to perform, work stoppages and other events beyond our control. Although our attempts to minimize the risks inherent in our contracts by, among other things, obtaining subcontracts from reliable subcontractors, anticipating labor and material cost increases, anticipating contingencies, utilizing our cost control system and obtaining certain cost escalation clauses, we cannot assure you that we will be able to complete our current or future contracts at a profit. In addition, the longer the term of fixed-price and unit-price contracts, the greater the risks associated with that contract.

We may incur specified penalties or losses under some of the clauses in the contracts governing our projects.

Some of our contracts call for project completion by a specified date and may contain a penalty clause for our failure to complete a project by this date. During the quarter ended September 30, 2005, our construction division reported an operating loss of $3.3 million compared to $1.9 million of operating income for the corresponding period of 2004. This decrease was primarily attributable to a substantial increase in the estimated costs to complete a current marina project in the U.S. Virgin Islands due to operational difficulties encountered during the quarter. As a result, the anticipated gross margin on this project was reduced by more than $3 million during the quarter. In addition, under the terms of some of our contracts, we make warranties that extend for a period of time beyond the completion of these contracts.

Our failure to enter into new contracts to replace completed contracts could have an adverse impact on our operations.

We endeavor to ensure that our land development contracting resources are effectively utilized and to that end pursue new contracts as the completion time for existing contracts approaches. To the extent we have entered into large land development contracts to which a significant part of our resources are committed, the failure to obtain new contracts upon the completion of these contracts could adversely affect our results of operations.

General economic conditions in the markets in which we conduct business could have a material impact upon our operations.

Our construction division and our materials division are materially dependent upon economic conditions in general, including recession, inflation, deflation, general weakness in construction and housing markets, changes in infrastructure requirements and, in particular, upon the level of development and construction activities in the Caribbean. A general downturn in the economy in this region would adversely affect the housing and construction industry and, therefore, would adversely affect our contracting and concrete and related products businesses.

Our materials and construction divisions operate in a highly competitive environment and we may not be able to compete effectively for customers, causing us to lose all or a portion of our market share.

We have competitors in the materials business in the locations where we conduct business. The competition includes local ready-mix concrete and local concrete block plants, and importers of aggregates and concrete blocks. We also encounter competition from the producers of asphalt, which is an alternative material to concrete for road construction. Most competitors, such as ready-mix and local concrete block producers, have a disadvantage compared to our material costs, but have an advantage over us in respect to lower overhead costs. With respect to our construction division, land development construction is extremely competitive. We compete with smaller local contractors as well as larger U.S. and European based contractors in all our markets. Primary competitive factors include price, prior experience and relationships, the equipment available to complete the job, innovation, the available engineering staff to assist an owner in minimizing costs, how quickly a company can complete a contract, and the ability to obtain bonding which guarantees contract completion.

We are highly dependent on supplies of cement and Barbuda sand and a failure to maintain adequate supplies would adversely affect our operations.

Our operations are highly dependent upon our ability to acquire adequate supplies of cement and Barbuda sand. We have experienced, in the past, and could experience in the future short term shortages of both cement and Barbuda sand which, temporarily, adversely affected our operations.

Some of our significant customers are governmental agencies of islands in the Caribbean which may constitute a credit risk.

We operate on several islands in the Caribbean. The governmental agencies of these islands are significant customers. Many of the island governments, with which we conduct business, have high levels of public debt relative to their revenue base. Accordingly, we may experience difficulty in collecting amounts due from these governmental agencies.

HISTORICAL OVERVIEW OF ELECTRONIC SECURITY SERVICES DIVISION

Alternative strategic avenues and entry into the electronic security services industry

From time to time, we evaluated opportunities to expand our existing operations in related areas to the extent we believed these expansions provided opportunities for our shareholders. As a part of this new strategy, we explored and analyzed the possibility of entering into a variety of ventures, including the water desalination industry. After further consideration, we determined that instead of pursuing ventures in areas related to our traditional divisions, a fundamental shift in our focus was required. Accordingly, we elected to pursue entry into the electronic security services industry.

To assist us with this expansion, on July 30, 2004, we closed a transaction with Coconut Palm Capital Investors I, Ltd., which we entered into on April 2, 2004. The transaction received shareholder approval at our annual meeting on July 30, 2004. Coconut Palm purchased from us 2,000,000 units for a purchase price of $9.00 per unit. Each unit consisted of:

(i)	1 share of our common stock;

(ii)	a warrant to purchase 1 share of our common stock at an exercise price of $10.00 per share with a term of 3 years;

(iii)	a warrant to purchase 1/2 share of our common stock at an exercise price of $11.00 per share with a term of 4 years; and

(iv)	a warrant to purchase 1/2 share of our common stock at an exercise price of $15.00 per share with a term of 5 years.

Based on that number and the number of shares of our common stock outstanding on July 30, 2004, Coconut Palm acquired approximately 35.1% of our common stock outstanding immediately after the closing of the governing purchase agreement. Coconut Palm will also be entitled, on a fully diluted basis, to acquire up to 57.5% of our common stock outstanding upon exercise of the warrants. In addition, two individuals designated by Coconut Palm, Richard C. Rochon and Mario B. Ferrari, were elected to our board of directors. As part of the transaction, we registered under the Securities Act, the shares of common stock received by Coconut Palm as well as the shares of common stock underlying the warrants received by Coconut Palm.

Our entry into the electronic security services industry began on April 2, 2004, when we entered into a Letter of Intent with Security Equipment Company, Inc., a company managed and controlled by Stephen J. Ruzika, the former Chief Financial Officer of ADT Limited and President of ADT Security Services, Inc. On July 30, 2004, we completed the purchase under the terms of a definitive purchase agreement for approximately $4.6 million, subject to specified purchase price adjustments after the closing. We paid the purchase price with a combination of $2.5 million in cash and 214,356 shares of our common stock. The cash for the transaction primarily came out of our working capital. The definitive purchase agreement also provided Mr. Ruzika the one-time right to demand to have us register the shares of common stock received by Mr. Ruzika in the sale under the Securities Act. On October 5, 2005, we issued an additional 13,718 shares of our common stock to a company controlled by Mr. Ruzika in connection with specified post-closing purchase price adjustments set forth in the governing purchase agreement.

Security Equipment is principally engaged in the service business of providing retail electronic security services to commercial and residential customers in the Panhandle of Florida and the Greater Tampa Bay Area. At the time we acquired Security Equipment, Security Equipment provided service to approximately 5,200 customers. These customers resulted in RMR of $128,000. At the time we acquired it, Security Equipment employed approximately 18 employees and operated out of a building owned by it in Panama City.

Acquisition of Electronic Security Services Operations of Starpoint

Security Equipment was not of sufficient size to provide the necessary critical mass from which we could grow our electronic security services division organically and through acquisitions. This critical mass was achieved on February 28, 2005, when we, through our subsidiary Devcon Security Services Corporation, or DSSC, successor-in-interest to Security Equipment, completed the acquisition of certain net assets of Starpoint Limited’s electronic security services operation. Starpoint is an entity controlled by Adelphia Communications Corporation. We completed this acquisition for approximately $40.2 million in cash based substantially upon RMR of approximately $1.15 million. The transaction received approval by the United States Bankruptcy Court for the Southern District of New York, the court administering Adelphia’s bankruptcy proceedings, in an order issued on January 28, 2005. The cash for this transaction came from a combination of the funds provided by Coconut Palm and the CIT Facility. The CIT Facility was secured by, among other things, a security interest in substantially all of the assets of our electronic security services operations. In November 2005, all outstanding balances under the CIT Facility were paid off and the CIT Facility was terminated using the proceeds from the CapitalSource Revolving Facility.

Starpoint’s operations are principally engaged in the service business of providing retail and wholesale electronic security services to commercial and residential customers in Florida and Buffalo, New York. At the time we acquired the electronic security services operation of Starpoint, these operations provided service to approximately 52,700 customers. These customers generated RMR of $1.15 million. At the time we acquired it, Starpoint’s operations employed approximately 151 employees and operated out of a modern, full service monitoring center in Naples, Florida as well as additional sales and services offices in Boca Raton, Bonita Springs, Miami, Orlando and Tampa, Florida and in Buffalo, New York. On May 25, 2005, we sold Starpoint’s operations in Buffalo, New York for $1.83 million.

Under the terms of the governing purchase agreement, we deposited $4,022,904.47 of the purchase price into escrow to be used to satisfy any post-closing purchase price adjustments. We have made a claim for $4,909,149.02 in purchase price reductions under the terms of the purchase agreement, thus claiming a return of the entire amount held in escrow. As of the date of this confidential private placement memorandum, Starpoint and Devcon have agreed to in principle, but not yet in writing, a purchase price reduction (and corresponding release from escrow to Devcon) of $2,147,635.16. The remaining $2,761,513.86 of claimed purchase price reductions remains the subject of dispute between Starpoint and Devcon and concerns recurring monthly revenues generated by a significant contract, correct valuation of certain inventory acquired prior to October 31, 2005 and responsibility for certain transition costs incurred by us in transitioning Starpoint’s customers to our platform. Starpoint and Devcon have agreed to submit these disputed claims to the United States Bankruptcy Court for the Southern District of New York to obtain a declaratory judgment with respect to these claims. The presentation of our consolidated financial statements treats the purchase price as if the Bankruptcy Court had rejected all our claims to the disputed amounts. There is no assurance that Starpoint and Devcon will enter into a written agreement as to the undisputed amount or that Devcon will prevail as to the disputed amount.

Acquisition of Coastal

To grow our electronic security services operations further, on November 10, 2005, we acquired Coastal Security Company, a Delaware holding company whose holdings consist of Coastal Security Systems, Inc., a Delaware corporation and Central One, Inc., a Florida corporation (collectively, “Coastal”), for approximately $50.4 million. We financed this transaction with the proceeds we received from the CapitalSource Revolving Facility. See “We are subject to significant debt and debt service obligations which could have an adverse effect on our results of operations.” on page 9 above.

Coastal provides security, fire, structured cable, access control and closed circuit television integration and monitoring services for commercial and residential customers in South Florida and, through its Central One monitoring division, provides wholesale monitoring service to dealers throughout the United States At the time we acquired the electronic security services operation of Coastal, these operations provided service to approximately 165,000 customers, approximately 50,000 of which were retail and approximately 115,000 of which were wholesale. These customers resulted in RMR of approximately $1.26 million. At the time we acquired it, Coastal’s operations employed approximately 185 employees and operated out of a full service Underwriters Laboratories, or UL, Listed monitoring center in Boca Raton, Florida.

In addition, the Coastal acquisition enhanced our management team with the addition of Sheldon Katz, the former President of Coastal, who joined our electronic security, service division as a Vice President. See “Historical Overview of Electronic Security Services Division –Alternative strategic avenues and entry into the electronic security services industry” on page 17.

THE GUARDIAN ACQUISITION

Overview

To grow further the platform started by our acquisitions of Security Equipment, Starpoint and Coastal, on November 9, 2005, we entered into an Agreement and Plan of Merger with Guardian International, Inc., a Florida corporation (“Guardian”), under the terms of which we will acquire all of the outstanding capital stock of Guardian for an estimated aggregate cash price of approximately $65.5 million, including certain Guardian debt obligations and expenses, which we anticipate will equal approximately $16.0 million. In addition, following the closing, we will redeem all outstanding shares of Guardian’s two series of preferred stock for an anticipated purchase price of $23.5 million. We have delivered $3,000,000 to Guardian as a deposit to be applied towards the payments due from us at the closing of the acquisition. In the event Guardian terminates the merger agreement governing the acquisition due to accepting a superior acquisition proposal, Guardian may be required to return this deposit to Devcon and pay Devcon an additional $3,000,000 in satisfaction of all costs and claims that Devcon may have. Guardian may also be obligated to return this deposit to Devcon if Devcon terminates the merger agreement governing the acquisition due to a certain revenue-based purchase price decrease greater than $2,000,000 as a result of acts of God or natural disasters. On the other hand, we must forfeit this $3,000,000 deposit if the merger agreement governing the acquisition terminates and the acquisition has not been completed on or before 120 days after the date of this merger agreement, or any of our representations and warranties we provided in the merger agreement are untrue or inaccurate or we have breached our covenants under the merger agreement governing the acquisition.

In connection with this merger agreement, Devcon entered into voting agreements with certain directors and executive officers of Guardian who beneficially own approximately 41.0% of the outstanding common stock of Guardian, under the terms of which these directors and executive officers agreed to vote their shares of capital stock of Guardian in favor of the acquisition and against competing transactions. We, our subsidiary used to effect the acquisition of Guardian and Guardian each provide certain customary representations and warranties and covenants concerning our respective conduct pending the closing of the acquisition. The acquisition is also subject to certain customary conditions, including approval of the transaction by the shareholders of Guardian, and is anticipated to close by March 2006.

We anticipate obtaining a portion of the required financing for this acquisition from cash on hand, and cash available under our CapitalSource Revolving Facility, which can under certain circumstances be increased from $70 million to $100 million, including to fund approved acquisitions. We believe the CapitalSource Revolving Facility will be increased from $70 million to $100 million to accommodate the acquisition of Guardian.

Guardian provides security, fire, structured cable, access control and closed circuit television integration and monitoring services for commercial and residential customers primarily in Florida and in the New York-metropolitan area. These services are provided through Guardian’s subsidiaries – Guardian International, Mutual Central Alarm Services and Stat-Land, each of which enjoys brand name recognition. In total, Guardian currently provides service to approximately 32,500 customers, approximately 24,500 of which are retail and approximately 8,000 of which are wholesale. These customers resulted in RMR of $1.42 million. Guardian’s operations are conducted from two secure, full-service UL-Listed monitoring operation centers from which they monitor and service customers on the East coast of the United States.

Description of the Business of Guardian

Guardian was ranked among the top 20 (top one percentile) security monitoring companies in the United States by Security Distributing and Marketing Magazine (“SDM Magazine”) based on gross revenues for the year ended December 31, 2004. At September 30, 2005, Guardian employed approximately 250 full-time employees, 21 of whom are members of a union.

Guardian’s core business strategies include: (i) generating new alarm monitoring and service contracts through its own sales and installation efforts; and (ii) acquiring existing alarm monitoring contracts from independent alarm dealers or through the acquisition of entire companies in the industry.

Beginning in 1999, Guardian’s internal sales efforts have been responsible for most of Guardian’s RMR growth. With respect to the its second core business strategy, Guardian has acquired more than 40 alarm companies and/or portfolios of customer monitoring contracts from independent alarm dealers since 1994. During 2005, Guardian established new business relationships with independent alarm dealers and purchased additional account portfolios.

Monitoring Services

Guardian provides retail and wholesale monitoring services to its customers. Retail monitoring services are provided to those customers who Guardian has established through direct internal sales and installation efforts, as well as acquisitions. Wholesale monitoring services are provided to customers of third party alarm companies and Guardian offers these companies additional services, such as off-site data entry and account maintenance, automated account history, testing, marketing and technical support.

Guardian operates two central monitoring stations, one of which is located in Hollywood, Florida and the other of which is located in New York City, New York. Each central monitoring station is listed by Underwriters Laboratories, Inc., or UL. The Hollywood central monitoring station is also listed by a second independent testing agency, Factory Mutual. From these monitoring stations, Guardian monitors commercial facilities and residences for burglary, fire alarm, environmental and other events through its technologically-advanced security monitoring systems. If an alarm condition is detected, a signal is transmitted over telephone and/or radio transmission to Guardian’s central monitoring station. Where the conditions require verification and/or dispatch action, Guardian’s human operators react in accordance with standard procedures.

Guardian also monitors opening and closing schedules for Guardian’s commercial customers. Commercial customers have the option of receiving periodic reports reflecting the date, time, action and employee name with respect to each opening or closing activity during the relevant period. The reports can be sent to any location around the world via mail, facsimile or email. Guardian services its Northeast commercial customers through its wholly-owned subsidiary, Mutual Central Alarm Services, Inc. and Statland Burglar Alarm Devices, Inc., Mutual’s wholly-owned subsidiary, both of which were acquired by Guardian in 1998. Mutual provides services to high-end retail businesses, financial institutions and Fortune 500 companies. Statland provides services to retail businesses, financial institutions and residential customers.

Equipment and Technology

Advances in digital communications technology permit the monitoring of customer accounts over a wide geographic area from a central station monitoring station. In addition, the concurrent development of microprocessor-based control panels has reduced the cost of equipment available to the customers in the commercial and residential markets. Digital technology has also enabled equipment manufacturers to build more features into security systems, such as remote user interface, lighting and heat controls and user programming features. The improvements in technology have substantially increased the economies of scale and reduced costs for alarm monitoring companies like Guardian.

Guardian believes that it utilizes automation equipment that is the same as or comparable to those systems utilized by the largest national security alarm companies. Each of Guardian’s alarm monitoring centers is equipped with equipment that enables Guardian to receive, analyze, and process information from security and fire alarm, temperature-sensing, video, and access control systems located at customer sites. Guardian can, in most cases, also perform remote diagnostics for many customers from the control center. The automation equipment also enables Guardian to process accounting information, service and maintenance information, and scheduled compliance requirements required by Guardian’s customers.

Combined Entities Analysis

The acquisitions of Coastal and Guardian, when and if the acquisition of Guardian is completed, are anticipated to significantly increase the total revenues, RMR, EBITDA and number of customers of our electronic security services division. We believe that the integration of Coastal and Guardian, if successfully implemented, will deliver up to $5.1 million of EBITDA synergies to our electronic security services division that will be realized over a 12 to 18 month period.

We have developed certain financial and operating data as of September 30, 2005 on a pro forma combined basis to reflect (a) our acquisition of Starpoint, (b) the sale of our U.S. Virgin Islands materials operations, (c) the Coastal acquisition (including the related CapitalSource financing), and (d) the Guardian acquisition. Specifically, as of September 30, 2005, on a pro forma basis, we believe the electronic security services division would have (a) last twelve months, or LTM, total revenues of $66.3 million, (b) RMR of $3.9 million, (c) LTM EBITDA of $15.4 million, (d) 251,000 customers, of which 127,000 are retail customers and 124,000 are wholesale customers, and (e) cash and cash equivalents of $8.2 million and (f) total indebtedness of $92.8 million.

The pro forma information above is based on historical results for all of the companies listed above and does not assume any growth in revenue or operating cost savings; however, appropriate pro forma adjustments have been made in order to make the presentation of the information comparable. EBITDA represents income from continuing operations before provisions for income taxes, interest expense and depreciation and amortization. While EBITDA should not be construed as a substitute for other historical operating data prepared in accordance with GAAP in analyzing our operating performance, financial position and cash flows, we have included EBITDA because it is commonly used by some investors to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine our ability to service debt.

You should review the above information along with the sections entitled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes to these financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

You should not rely on the pro forma combined information as being indicative of the results that would have been achieved had Coastal and Guardian been consolidated with us or the future results that the consolidated company will experience after the acquisition. The pro forma adjustments are preliminary and are based on our management’s estimates of Coastal and Guardian’s financial condition and results of operations. In addition, our management is assessing and formulating its integration plans. The finalization of these plans could result in a material change to the estimates used in the preparation of the pro forma financial data.

DESCRIPTION OF BUSINESS

Electronic Security Services Division

Description of Division

Unless otherwise noted, the below description of our electronic security services division is as of September 30, 2005 and does not give effect to our acquisition of Coastal, which is a material transaction.

Our revenues from the electronic security services division for the year ended December 31, 2004 and the nine months ended September 30, 2005 were derived from contractual recurring revenue, service revenue and installation revenue as set forth below:

	Year Ended December 31, 2004	Nine Months ended September 30, 2005
		(unaudited)
Contractually recurring revenue	$756,404	$9,190,313
Service revenue	102,321	1,210,541
Installation revenue	84,355	744,812

Total	$943,080	$11,145,666

The electronic security services division is not dependent upon any single customer, as no customer was responsible for more than 10% of the division’s total net revenues in 2004 or during the nine months ended September 30, 2005.

Monitoring - Commercial and Residential. The electronic security services division provides electronic security services and products to financial institutions, industrial and commercial businesses and complexes, warehouses, facilities of government departments and health care and educational facilities as well as residential customers. The division sells, installs, monitors and maintains electronic security systems and products located at its customers’ premises. These systems and products include electronic monitoring services that provide intrusion and fire detection and, in the case of commercial monitoring, also include access control systems and closed circuit television which is tailored to the customer’s specific needs.

As of September 30, 2005, we had approximately 54,000 commercial and residential customers under contract, some of which commercial customers have multiple locations.

Installation, Service and Maintenance. As part of its effort to provide high quality service to its commercial and residential customers, our electronic security services division maintains a trained installation, service and maintenance force. These employees are trained to install and service the various types of commercial and residential security systems marketed by us. Subcontracted personnel are utilized where appropriate.

Product Sourcing. We do not manufacture any of the components used in our electronic security services businesses. Due to the general availability of the components used in our electronic

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security services business, we are able to obtain the components of our systems from a number of different sources and to supply our customers with the latest technology generally available in the industry. We are not dependent on any single source for our supplies and components and have not experienced any material shortages of components.

Monitored Electronic Security Systems. Our electronically monitored security systems involve the use, on a customer’s premise, of devices designed to detect or react to various occurrences or conditions, such as intrusions, movement, fire, smoke, flooding, environmental conditions (including temperature or humidity variations), industrial operations (such as water, gas or steam pressure and process flow controls) and other hazards. In most systems, these detection devices are connected to a microprocessor-based control panel which communicates through telephone lines to a monitoring center where alarm and supervisory signals are received and recorded. Systems may also incorporate an emergency “panic button”, which when pushed causes the control panel to transmit an alarm signal that takes priority over other alarm signals. In most systems, control panels can identify the nature of the alarm and the areas within a building where the sensor was activated and transmit the information to a monitoring center. Depending upon the type of service for which the subscriber has contracted, monitoring center personnel respond to alarms by relaying appropriate information to the local fire or police departments, notifying the customer or taking other appropriate action, such as dispatching employees to the customer’s premises.

Security systems utilize a digital communicator which responds to an event by dialing the monitoring center through the customer’s regular telephone line. If a control panel or the telephone line is not functioning properly, the monitoring center may not be alerted. In most markets, systems transmission capabilities can be backed up through radio frequency transmission or the local cellular telephone network.

Regulation. Our electronic security services division’s operations are subject to a variety of federal, state, county and municipal laws, regulations and licensing requirements. Many local authorities require us to obtain licenses or permits to conduct its security services business. Certain governmental entities also require persons engaged in the alarm business to be licensed and to meet certain standards in the selection and training of employees and in the conduct of business. We believe that we are in substantial compliance with all such licensing and regulatory requirements in each jurisdiction in which we operates. In addition, municipalities and other localities are attempting to reduce the level of false alarms through various measures, such as the licensing of individual alarm systems and the imposition of fines for false alarms, revocation of licenses and refusing to respond to alarms after a certain number of false alarms. While such laws, regulations and licensing requirements have not had a material adverse effect on our business to date, we are is unable to predict whether such statutes or ordinances, or any similar statutes or ordinances enacted by other jurisdictions, will adversely affect future business and operations.

The alarm industry is also subject to the oversight and requirements of various insurance, approval, listing and standards organizations. Adherence to the standards and requirements of such organizations may be mandatory or voluntary depending upon the type of customer served, the nature of the security service provided and the requirements of the local governmental jurisdiction. We have not had any material difficulties in complying with such standards and requirements in the past.

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Our electronic security services business relies upon the use of telephone lines to transmit signals, and the cost of such lines and the type of equipment which may be utilized are currently regulated by both the federal and state governments.

Competition. The electronic security services business is highly competitive. Competition is based primarily on price in relation to the quality of service provided. Sources of competition in the security services business are other providers of central monitoring services, systems directly connected to police and fire departments, local alarm systems and other methods of protection.

The central monitoring sector of the electronic security services business is characterized by high fixed costs, but has low marginal costs associated with monitoring additional customers. Despite the opportunity for economies of scale by consolidation of monitoring and administrative functions, the industry is highly fragmented.

Our electronic security services division competes with other major firms which have substantial resources, including ADT Security Services, Inc. (a subsidiary of Tyco International Limited), Brinks Home Security, Protection One, and Honeywell Security Monitoring, as well as many smaller regional and local companies. Many of these competitors are larger and have significantly greater resources than we do and also may possess greater local market knowledge.

Business Development and Facilities. We entered the electronic security services business in 2004 with the acquisition of Security Equipment and its facility in Panama City, Florida from which approximately 5,200 subscribers’ homes and business are monitored. Since the end of the year, we have significantly expanded this business with the Starpoint acquisition in February 2005 which added to our facilities a modern, full-service monitoring center located in Naples, Florida, from which approximately 54,000 commercial and residential customers under contract are monitored, as well as additional sales and services offices in Boca Raton, Bonita Springs, Miami, Naples, Orlando and Tampa, Florida and the Coastal acquisition in November 2005, which added to our facilities a full service UL monitoring center located in Boca Raton, Florida from which it monitors and services approximately 165,000 homes and businesses. We intend to expand these operations even more dramatically with the completion of the Guardian acquisition which we anticipate will close in March 2006 and add to our facilities two buildings which house a central monitoring station, offices and warehouse facilities, located in Hollywood, Florida and New York, New York from which they monitor and service approximately 32,500 homes and businesses, as well as additional sales and service offices in Miami/Ft. Lauderdale, West Palm Beach, Tampa and Orlando, Florida and in New York City and Staten Island.

We are continuing to search for opportunities to expand this business through both acquisition and organic growth. Our goal is to expand the electronic security services division’s customer base in both the commercial and residential sectors, while simultaneously retaining a high percentage of the division’s existing commercial and residential customers by providing high quality service.

Industry Overview

According to the SDM Magazine 2005 Industry Forecast Study, the security systems services industry in the United States generates total annual revenue of approximately $25 billion. The largest participants in this industry are ADT Security Services, Inc. (a subsidiary of Tyco International Limited), Brinks Home Security, Protection One, and Honeywell Security Monitoring. These firms are larger and have significantly greater resources than we do and also may possess greater local market knowledge.

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Demand is driven partly by home sales, new home construction, and new commercial and office construction. The central monitoring sector of the electronic security services business is characterized by high fixed costs, but has low marginal costs associated with monitoring additional customers. Despite the opportunity for economies of scale by consolidation of monitoring and administrative functions, the industry is highly fragmented.

Large companies have advantages of scale in operating monitoring centers and in national advertising and brand recognition. Small companies often compete by selling customer contracts to the large monitoring companies, or reselling the monitoring companies’ services, which they buy wholesale. Major products are the manufacture, sales, installation and monitoring of electrical security systems. The industry consists of commercial and residential segments, each of which uses different types of equipment and monitoring. Many companies operate in only one segment. The commercial segment accounts for about 60 percent of industry revenue. The main components of a security system are door, window and motion sensors, control keypads, alarms, and communications modules.

Overview of Business Strategy

Recurring Monthly Revenue

We believe the alarm monitoring industry presents an attractive opportunity for predictable recurring revenues. Our relationship with our customers begins with an initial consultation to determine the potential customers’ needs and is followed by an equipment and service proposal. Our customers then sign contracts with us that allow us to provide ongoing alarm monitoring services after the installation (as needed) of an alarm system. Our contracts range from 3 to 5 years in length, and the length of the customer relationship often tends to exceed these terms. At such point, each customer contract represents a recurring revenue stream.

Leading Regional Presence in Growth Markets

The alarm monitoring industry is highly competitive and consists of regional and national suppliers. Our business strategy is based on a leading regional presence strategy. Specifically, we believe that the most effective way to build brand recognition, maximize market share, and boost operating efficiencies is to become a market leader in targeted regions that have favorable demographics and characteristics. We believe that developing a familiar, community-oriented brand is more effective than developing a national brand and will allow us to reach a top market share position in the areas we choose to operate. We seek to develop a leading regional presence in growth markets in regions that have favorable demographic and population growth trends, as well as customer density opportunities that can be leveraged.

Our first target region is in the Southeast, with a primary focus on the state of Florida. Our initial acquisition of Starpoint’s alarm monitoring assets provided an attractive, scalable platform for south Florida. Our acquisition of Security Equipment delivered a strong customer base in the Florida panhandle. Our recent acquisition of Coastal and our anticipated acquisition of Guardian will deliver the critical mass necessary to be able to immediately leverage top and bottom-line synergy opportunities we believe will be significant. Moreover, on a pro forma basis, after taking into account all acquisitions described in this confidential private placement memorandum (including the Guardian acquisition), we are the second largest alarm monitoring competitor in the state of Florida and rank among the top ten competitors nationally, as measured by RMR.

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Our immediate focus will be on the successful integration of Coastal and Guardian, leveraging the technology and back-office platforms to ensure a timely and seamless integration. However, we will continue to evaluate additional regional opportunities on an opportunistic basis.

Integration

An important aspect of our acquisition program is the integration of subscriber accounts into our operations after purchase. We intend to leverage the collective industry experience of our management team to develop integration plans in an attempt to most effectively integrate each of our acquired properties. However, depending on the size, frequency and location of acquisitions, the integration of subscribers may adversely affect the provision of field repair services to existing subscribers, which may cause subscriber attrition to increase. In addition, if our corporate or branch operations fail to integrate a substantial portion of or do not adequately service acquired subscriber accounts, we may experience higher attrition in the future.

Acquisitions of portfolios of subscriber accounts involve a number of risks, including the possibility of unanticipated problems not discovered prior to the acquisition, higher than expected account attrition and the diversion of management’s attention from other business activities in order to focus on the integration of accounts. For acquisitions that are structured as stock purchases of other companies, we may assume unexpected liabilities and must dispose of unnecessary or undesirable assets of the acquired companies.

For additional considerations and risks arising during the integration process see “Risk Factors — Our inability to continue to acquire businesses in the security services business or successfully integrate these businesses could have adverse consequences on our business” on page 3 below.

Construction and Materials Divisions

Construction

Our construction division performs earthmoving, excavating, and filling operations, builds golf courses, roads, and utility infrastructures, dredges waterways and constructs deep-water piers and marinas, primarily in the Caribbean. We have historically provided these land development services to both private enterprises and government agencies. Our project managers have substantial experience in land and marine development. We believe that our relationships with customers in the Caribbean give us a competitive advantage. Our equipment is strategically situated within the Caribbean which allows us to mobilize quickly and cost-effectively. While these characteristics allow us to bid competitively, our ability to mobilize quickly can sometimes cause us to incur higher expenses during periods of down time. Historically, we have completed land development construction projects, including interstate highways, airport sites and runways, deep-water piers and marinas, waterway dredging, golf courses, and industrial, residential and commercial site development.

Materials

Our materials division produces and distributes ready-mix concrete, crushed stone, concrete block, and asphalt and distributes bagged cement in the Caribbean. We have established a significant market share in most locations where we have facilities.

For more information regarding our construction and materials divisions please see our annual report on Form 10-K for the fiscal year ended December 31, 2004 and our quarterly

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report on Form 10-Q for the fiscal quarter ended September 30, 2005. However, these disclosures must be read in conjunction with the disclosure appearing under “Divestiture of U.S. Virgin Islands Materials Operations” below.

Divestiture of U.S. Virgin Islands Materials Operations

As a part of our new strategic focus to make our electronic security services division the dominant operating segment of Devcon, on September 30, 2005, we and our wholly-owned subsidiary, V.I. Cement & Building Products, Inc., a Delaware corporation, sold certain assets of ours constituting our U.S. Virgin Islands ready-mix concrete, aggregates, concrete block and cement materials and supplies business to Heavy Materials, LLC, a U.S. Virgin Islands limited liability company and private investor group. The purchase price for this sale was $10.7 million in cash plus an additional amount equal to the net realizable value of accounts receivable and certain assets associated with these operations as of the closing date, September 30, 2005. The net realizable value was paid by the purchaser on the closing date by issuance of a promissory note to us in an aggregate principal amount of $2.6 million with a term of three years bearing interest at 5% per annum with only interest being paid quarterly in arrears during the first 12 months and principal and accrued interest being paid quarterly (principal being paid in 8 equal quarterly installments) for the remainder of the term of the note until the maturity date.

The U.S. Virgin Islands operations sold to Heavy Materials, LLC constituted 41.0% of our materials division’s operations.

Employees

At October 30, 2005, we employed the following 549 persons:

•	252 persons in our construction division, of whom one is a member of a union;

•	132 persons in our materials division, of whom 37 are members of a union; and

•	165 persons in our electronic security services division, of whom none are members of a union.

At November 30, 2005, of the 345 persons comprising our electronic security services division, 21 are former employees of Security Equipment, 144 are former employees of Starpoint, and 180 are employees of Coastal. In addition, we anticipate adding approximately 250 additional employees to our headcount upon completion of the Guardian acquisition, of whom 21 are members of a union.

Most of our employees are employed on a full-time basis. Employee relations are considered satisfactory.